EMPLOYMENT AGREEMENT

This Agreement (the Agreement”), dated as of December 7, 2004 (the ‘Effective Date”) by and between DOR BioPharma, Inc., a Delaware corporation having a place of business at 1691 Michigan Avenue Suite 435, Miami, FL 33139 (the ‘Corporation), and Michael Sember, an individual (the “Employee).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Employee as Chief Executive Officer and the Employee desires to be employed by the Corporation as Chief Executive Officer all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPL0YMENT DUTIES

The Corporation engages and employs Employee, and Employee hereby accepts engagement and employment, as President and Chief Executive Officer and a member of the board of directors, and shall perform high quality, full-time service to the Corporation to direct, supervise and have responsibility for the operations of the Corporation, including, but not limited to: (i) directing and supervising the business and clinical and research and development efforts of the Corporation; (ii) managing the other executives and personnel of the Corporation and (iii) evaluating, negotiating, structuring and implementing business transactions with the Corporations customers and suppliers and such other activities as may be reasonably requested by the Board of Directors of the Corporation. While the Employee remains employed by the Corporation, the Corporation shall use its best efforts to nominate and reelect Employee as a member of the Board of Directors of the Corporation. Employee acknowledges and understands that his employment may entail significant travel on behalf of the Corporation.

2.	EMPLOYMENT TERM

Employee’s employment hereunder shall be for a period of three (3) years, unless extended by mutual agreement of the parties

3.	COMPENSATION

As compensation for the performance of Employee’s duties on behalf of the Corporation, Employee shall be compensated as follows:

(a) (i) The Corporation shall pay Employee an annual base salary (Base Salary’) of three hundred thousand dollars ($300,000) per annum, payable in accordance with the usual payroll period of the Corporation.

(ii) The Corporation shall pay employee a minimum annual bonus of one hundred thousand dollars ($100,000), payable on each anniversary of the Effective Date.

(b) Contingent upon your acceptance of this Agreement, the Compensation Committee of the Board of Directors will grant to you Options (“Options”) to purchase two million (2,000,000) shares of DOR Common Stock, of which six hundred and eighty thousand (680,000) will vest immediately as of the Effective Date of this Agreement. The remainder will vest quarterly on each three (3) month anniversary of the Effective Date in equal installments of one hundred and ten thousand (110,000) options per quarterly anniversary while you continue to be employed by DOR. The exercise price of such Options shall be equal to the market price of DOR common stock as of the market close on the Effective Date of this Agreement. The Options will be granted pursuant to the Corporation’s Employee Stock Option Plan and the Corporation’s standard Stock Option Agreement. Such options shall be subject to the increase in the number of shares eligible under the Corporation’s stock option plan, which the Corporation shall submit to a vote of stockholders at the Corporation’s 2005 general annual meeting or next special meeting of stockholders. All vested options shall be exercisable for a period of one year following termination, subject to extension in the discretion of the stock option plan administrator.

(c) The Corporation shall withhold all applicable federal, state and local taxes, social security and workers compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to section 3(a) hereof.

(d) The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment and including travel and lodging to an in Miami, against receipt by the Corporation of appropriate vouchers or other proof of Employees expenditures and otherwise in accordance with the policy of the Corporation.

(e)    Employee shall be, during the term of this Agreement, entitled to a maximum of four (4) weeks paid vacation per annum. Unused vacation may be carried over to successive years.

(f)    The Corporation shall make available to Employee and his dependents, such medical, disability, life insurance and such other benefits, as the Corporation makes available to its other senior officers and directors. Employee may elect to have the Corporation reimburse Employee for payments made to his own family medical plan.

4.	REPRESENTATIONS AND WARRANTIES BY EMPLOYEE AND CORPORATION

(a)    Employee hereby represents and warrants to the Corporation as follows:

(i)    Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii)    Employee has the fill right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)    The Corporation hereby represents and warrants to Employee as follows:

(i)    The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(ii)    The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms. Except as expressly set forth herein, no approvals or consents of any persons or entities are required for Corporation to execute and deliver this Agreement or perform its duties and other obligations hereunder.

(iii) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation of any of its properties may be bound or affected.

5.	NON-COMPETITION

(a)	Employee understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement and for a period of two (2) years (or one (1) year in the event that the employee is terminated within 1 year of the Effective Date),.he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (‘Person”), enter into or engage in any business competitive with the Corporations business, or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director of a Person operating or intending to operate in the area of the use of any of the compounds owned or licensed by the Corporation during the time of his employ.

(b)	During the term of this Agreement and for two (2) years (or one (1) year in the event that the employee is terminated within 1 year of the Effective Date) thereafter, Employee shall not, directly or indirectly, without the prior written consent of the Corporation:

(i)    interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise , between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or solicitor induce for hire any of the employees, or agents, of the Corporation or any such individual who in the past was employed or retained by the Corporation within six (6) months of the termination of said individual’s employment or retention by the Corporation; or

(ii)    solicitor accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Corporation or any of its affiliates or any licensor or licensee thereof where his position will be related to the business of the Corporation; or

(iii)     In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein.

6.	CONFIDENTIAL INFORMATION

(a)    Employee agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporations or any of its subsidiaries or affiliates, (collectively the “Affiliates”) products, services and technology, both current and under development, promotion and marketing programs, business plans, lists, customer lists, product or licensing opportunities, investor lists, trade secrets and other confidential and proprietary business information of the Corporation or the Affiliates. Employee agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof in any form or media from the Corporations facilities at any time during his employment by the Corporation, except as required in Employees duties to the Corporation. Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b)    Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, to any suppliers, licensors, licensees, customers, partners or other third parties to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c)    Employee hereby assigns to the Corporation all right, title and interest he may have or acquire in all inventions (including patent rights) developed by Employee during the term of this Agreement (‘Inventions”) and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries. Employee hereby irrevocably designates counsel to the Corporation as Employee’s agent and attorney-in-act to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section. This Section shall survive the termination of this Agreement for any reason.

(d)    The Employee recognizes that in the course of his duties hereunder, he may receive from Affiliates or others information which may be considered ‘material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. The Employee agrees not to:

(i)    Buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from Affiliates or others in connection herewith;

(ii)   Provide Affiliates with information with respect to any public company that may be considered material, nonpublic information, or

(iii) Provide any person with material, nonpublic information, received from Affiliates including any relative, associate, or other individual who intends to, or may, (a) trade securities with respect to Paramount which is the subject of such information, or (b) otherwise directly or indirectly benefit from such information.

7.	TERMINATION

(a)    The Employee’s employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless renewed by mutual agreement or sooner terminated upon the first to occur of the following events:

(i)    The death of the Employee;

(ii)    One year following the merger or consolidation in which either more than fifty percent of the voting power of the Corporation is transferred or the Corporation is not the surviving entity, or sale or other disposition of all or substantially all the assets of the Corporation;

(iii) Termination by the Board of Directors of the Corporation for Just Cause. Any of the following actions by the Employee shall constitute “Just Cause”:

(A)    Material breach by the Employee of Section 1, Section 5 or Section 6 of this Agreement;

(B)    Material breach by the Employee of any provision of this Agreement other than Section 5 or Section 6 which is not cured by the Employee within thirty (30) days of notice thereof from the Corporation;

(C)    Any action by the Employee to intentionally harm the Corporation; or any action of gross negligence by the Employee

(D)    The conviction of the Employee of a felony;

(iv) Termination by the Employee for Just Cause. Any of the following actions or omissions by the Corporation shall constitute just cause:

(A)    Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within thirty (30) days of notice thereof from the Employee; or

(B)    Any action by the Corporation to intentionally harm the Employee

(b) Upon termination by Employer pursuant to either subparagraph (i) or (iii) of paragraph (a) above or by Employee other than pursuant to subparagraph (iv) of paragraph (a) above, the Employee (or his estate in the event of termination pursuant to subparagraph (i)) shall be entitled to receive the Base Salary plus Bonus accrued but unpaid as of the date of termination including any vacation time accrued but not taken.

(c) Upon termination by the Corporation without Just Cause or pursuant to subparagraphs (ii) or (iv) of paragraph (a) above, then the term of the Agreement as set forth in Section 2 hereof shall be deemed to have been terminated as of such date and (i) the Corporation shall pay to the Employee, six (6) months salary and any unpaid Bonuses payable upon the normal payroll periods of the Corporation including any vacation accrued but not taken. No unvested options shall vest beyond the termination date.

(d)    Not withstanding any of the foregoing, sections 3 and 7 shall survive the termination or expiration of this Agreement.

8.    NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9.    SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in fill force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10.     ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11.    BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

12.    NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.    GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to principles of conflict of laws.

14.    HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DOR BIOPHARMA, INC.

By: ________________________________________________________

Alexander P. Haig
Chairman of the Board

EMPLOYEE:

By: ____________________________________________________
Michael Sember